Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-114483) and related Prospectus of TOR Minerals International, Inc. dated September 27, 2004 for the registration of 3,376,316 shares of its common stock and to the incorporation by reference therein of our report dated February 3, 2004, with respect to the consolidated financial statements of TOR Minerals International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
San Antonio, Texas
September 21, 2004